For Immediate Release
From: Tony Searle
      Honeywell Inc.
      Honeywell Plaza
      Minneapolis, MN  55408
      (612) 951-0070

                   JUDGE ORDERS MEDIATION AND FEDERAL CIRCUIT
                   DENIES IN BANC REVIEW IN LITTON LITIGATION

     MINNEAPOLIS, SEPT. 13, 1996 -- Honeywell Inc. today reported recent events which have occurred in the patent and antitrust cases brought against it by Litton Systems Inc.
     On Monday, September 9, the U.S. District Court for the Central District of California ordered the parties to mediate the patent and antitrust claims before retired California Supreme Court Chief Justice Malcolm Lucas, and this process has commenced.
     On September 11, the U.S. Court of Appeals for the Federal Circuit denied Honeywell's petition for rehearing and in banc review in the patent case. As previously reported, Honeywell will next petition the U.S. Supreme Court for review. It will also continue its preparation for any new damages trial ordered and to oppose any injunctive relief which Litton might seek, in the event the appeal is unsuccessful or the mediation does not lead to a settlement of these cases.
     Honeywell is a global controls company focused on creating value through control technology that enhances comfort, improves productivity, saves energy, protects the environment and increases safety. The company serves customers worldwide in the homes and buildings, industrial, and aviation and space markets. Honeywell employs 53,000 people in 95 countries and had 1995 sales of $6.7 billion.